Exhibit 21

                         Subsidiaries of the Registrant



Parent
------

FirstBank NW Corp.

                                          Percentage         Jurisdiction or
Subsidiaries                             of Ownership     State of Incorporation
------------                             ------------     ----------------------

FirstBank Northwest (1),                    100%               Washington
with its subsidiaries:
Tri-Star Financial Corporation  (1)         100%               Idaho
Pioneer Development Corporation (2)         100%               Oregon


The operations of the Registrant's subsidiaries are included in the Registrant's consolidated financial statements.

(1) These subsidiaries were acquired by the parent effective July 1, 1997.
(2) This subsidiary was acquired by the parent effective October 31, 2003.